Distribution Plan

Class R3 Shares

Introduction

The Distribution Plan set forth below (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), for Class R3 of each fund listed on Schedule A attached hereto, as it may be amended from time to time (each, a “Fund”).

A majority of the Board of Directors/Trustees of each Fund (the “Board”), including a majority of those Directors/Trustees who are not “interested persons” of the Funds (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), have approved this Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and have determined that there is a reasonable likelihood that adoption of this Plan will benefit the Funds and their shareholders. Expenditures under this Plan by the Funds for Distribution Activities (defined below) are primarily intended to result in the sale of Class R3 shares of the Funds within the meaning of paragraph (a)(2) of Rule 12b-1 under the 1940 Act.

The purpose of the Plan is to create incentives for Prudential Investment Management Services LLC, the Funds’ distributor (the “Distributor”), qualified broker-dealers, other financial institutions (which may include banks and retirement recordkeepers) and others that enter into a distribution, underwriting, selling, selected dealer or services agreement or other similar agreement with respect to Class R3 shares of the Funds (each of the foregoing, an “Intermediary”), and such Intermediaries’ financial professionals or other employees (as applicable), to provide distribution assistance to their customers who are investors in the Funds, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities. The Intermediary may retain portions of the distribution fees payable hereunder in excess of its expenses incurred.

The Plan

The material aspects of the Plan are as follows:

1.     Distribution Activities

The Funds shall, directly or indirectly, engage Intermediaries to distribute or assist in the distribution of Class R3 shares of each Fund. Services provided and activities primarily intended to result in the sale of Class R3 shares of the Funds are referred to herein as “Distribution Activities.” Distribution Activities do not include any services or activities that would constitute “personal service and/or the maintenance of shareholder accounts” under paragraph (b)(9) of Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

2.     Payment for Distribution Activities

Each Fund may pay with respect to Class R3 an annual distribution fee, which shall not exceed 0.10% of the average daily net assets of the Class, to one or more Intermediaries as compensation for the performance of Distribution Activities. Each Fund shall calculate and accrue daily amounts payable by its Class R3 shares hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine. Payments under the Plan that may be used by the Intermediary to cover expenses primarily intended to result in the sale of Class R3 shares may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830 of the Conduct Rules of FINRA.

Amounts paid by Class R3 shares of each Fund will not be used to pay the distribution expenses incurred with respect to any other class of shares of that Fund, except that distribution expenses attributable to a Fund as a whole will be allocated to the Class R3 shares according to the ratio of the sales of Class R3 shares to the total sales of that Fund’s shares over its fiscal year or such other allocation method approved by the Board. The allocation of distribution expenses among classes will be subject to the review of the Board.

The fees payable by each Fund with respect to Class R3 under the Plan may be used to compensate an Intermediary for Distribution Activities related to Class R3, including without limitation:

(a)     sales commissions (including trailer commissions) paid to, or on account of, financial professionals or other employees of the Distributor;

(b)     indirect and overhead costs of an Intermediary associated with the performance of Distribution Activities, including platform development and maintenance as well as central office and branch expenses;

(c)     advertising for the Fund in various forms through any available medium, including the cost of preparing, printing and distributing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund;

(d)    amounts paid to, or on account of, Intermediaries for performing services under a selling agreement, selected dealer agreement or other similar agreement with the Distributor with respect to Class R3 shares of the Funds, including, but not limited to, sales commissions, trailer commissions, and other costs associated with Distribution Activities;

(e)	payments made to, and expenses of, an Intermediary and other persons who provide support or services to Fund shareholders, including but not limited to, office space and equipment, communication facilities, answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or to Intermediaries or other parties that act as sub-transfer agent, sub-accounting agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, and asset allocation services; and
(f)	interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing.

3.     Quarterly Reports; Additional Information

An appropriate officer of each Fund will provide to the Board for review, at least quarterly, a written report specifying in reasonable detail the amounts expended under the Plan and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board such additional information as the Board shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

The Distributor will inform the Board of the amounts payable in respect of Distribution Activities (including commissions and trailer commissions and other amounts) to be paid by the Distributor to financial professionals or other employees of the Distributor and to Intermediaries that have entered into selected dealer agreements, selling agreements or other similar agreements with the Distributor.

4.     Effectiveness; Continuation

The Plan shall take effect as to each Fund as of the date set forth below; provided, that a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class R3 shares of the Fund shall have approved a Distribution Plan for Class R3 shares that provides for the payment of distribution fees by Class R3 shares of the Fund in amounts at least equal to, or higher than, those provided for in Section 2 hereof.

The Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect for so long as such continuance is specifically approved at least annually by a majority of the Board and a majority of the

Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

5.     Termination

This Plan may be terminated with respect to a Fund at any time, without the payment of any penalty, by a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class R3 shares of the Fund.

6.     Amendments

The Plan may not be amended to change the distribution fees to be paid as provided for in Section 2 hereof so as to increase materially the amounts payable under this Plan with respect to a Fund unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class R3 shares of the Fund. All material amendments of the Plan, including the addition of additional Funds to Schedule A, shall be approved by a majority of the Board and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.     Rule 12b-1 Trustees

While the Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

9.     Records

Each Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 3 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

10. Severability

The provisions of the Plan are severable for each Fund listed on Schedule A, and whenever any action is to be taken with respect to the Plan, such action will be taken separately for each Fund affected.

Dated:  September 22, 2016

Schedule A

List of Funds

Prudential Investment Portfolios 5

Prudential Day One Income Fund

Prudential Day One 2010 Fund

Prudential Day One 2015 Fund

Prudential Day One 2020 Fund

Prudential Day One 2025 Fund

Prudential Day One 2030 Fund

Prudential Day One 2035 Fund

Prudential Day One 2040 Fund

Prudential Day One 2045 Fund

Prudential Day One 2050 Fund

Prudential Day One 2055 Fund

Prudential Day One 2060 Fund